Exhibit 99.2

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

DANKA

Moderator: Doug Pray

June 27, 2007

9:00 am CT

Operator:	Good afternoon. My name is (Latosha). And I will be your conference operator today.

At this time I would like to welcome everyone to the Fourth Quarter and Year Financial Results conference call.

All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you wish to ask a question during this time simply press star then the number 1 on your telephone keypad. If you wish to withdraw your question, just press star then the number 2 on your telephone keypad.

Thank you. Mr. Doug Pray you may begin your conference.

Doug Pray:

Thank you Operator and welcome to Danka’s Fiscal 2007 Fourth Quarter and Year Ending March 31, 2007 results call.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Discussing the results will be Chairman and CEO, A.D. Frazier and CFO, Ed Quibell.

After our remarks we’ll be happy to take your questions.

Please be aware that certain statements during this call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995 and we hereby claim the Safe Harbor Protection afforded by this act for any such statements.

Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned not to place undue reliance on these statements which reflect our analyses only as of the date they were made.

Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC from Danka’s website, danka.com or from investor relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our website.

As a matter of policy we do not generally make any specific projections as to future results nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via a special dial-in number and our website.

Details can be found at danka.com or in our June 25th news release announcing this call.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Now here’s Chairman and CEO, A.D. Frazier.

A.D. Frazier:	Thank you Doug, and good morning all.

We’re excited to speak to you today and thank you for your patience and understanding during the past two weeks.

In a few moments Chief Financial Office Ed Quibell will discuss the company’s results for the Fourth Quarter and Fiscal Year ended March 31, 2007.

But before he does I want to share some personal insights with you. First while the financial results being reported today are important it’s imperative to recognize that this enterprise moving forward is quite different than the one I joined a little more than a year ago.

The results will begin to look quite different too, quite better I trust. Part of our job therefore is to help you better understand and assist the prospects of the newly emerging Danka and you have our commitment to do that.

We’ve accomplished several important objectives since our last call with you in February. I spoke then about a new Danka, a company that was rationalizing it’s structure and strategy to conform to it’s reality as a U.S. company after the sale of our European business.

And we’ve done that. Chief among these the financial restructuring we identified as critical to our future success.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

I’m pleased to report that the Senior Secured Credit Facility arranged by GE Corporate Lending totaling $145 million is complete.

We will very shortly reduce our overall indebtedness to approximately 120 million down from 254 million and in the process reduce our annual interest expense to approximately 11 million in cash, $13 million in total from the current $29 million we pay on the existing obligations.

Not only is the company’s balance sheet help here and our financial footing far more secure than it has been in many years but our competitive position is also stronger.

We’re no longer the fighter with hands tied behind his back. We are leaner, flexible, and geared for growth.

We can now fully execute our multi vendor strategy. And I can’t say enough about the impact of that on morale.

Our men and women in the field have a new and improved Danka to boast about when facing customers and prospects.

Additionally I’m pleased to say that we have remediate the final material weakness related to our billing processes under the Sarbanes-Oxley Act and we’ll be assessing our financial – which that will be assessing our financing controls as effective in our 10K filing.

The operational improvements implemented in the past year are delivering viable returns. For example fourth quarter hardware sales of $52.7 million were the highest quarter of the year.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

And full year EBITDA was up $15 million compared to the loss last year. And operating earnings were up $19 million; that is the loss was reduced by 19 million.

We expect to see a continuation of the improved trend in the First Quarter of 2008.

All the things I just mentioned are proof that this company has indeed changed from when I first arrived in March of 2006.

Our current position and prospects for the future are dramatically better now than they have been in a very long time.

I will discuss some of the details of our operational improvements when I return.

But now I’ll turn the call over to Ed Quibell to comment on the financial information you received in our quarter and yearend press release.

Ed.

Edward Quibell:	Thanks A.D., and good morning. Please remember that the numbers we reported today and that we will be discussing on this call including those from prior periods are from continuing operations and show our recently sold European business as discontinued operations.

Continuing operations therefore consist of our U.S. business plus some corporate costs in Europe.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

I’d like to touch on a few of those main points that A.D. made as this is both our quarter end and fiscal yearend. We therefore have updated our Sarbanes-Oxley compliance status.

We work very hard on improving both our controls and the discipline of the company in executing on these controls.

As you know we made great strides in going from 12 material weaknesses two years ago to one last year and I’m pleased to announce that we are reporting no material weaknesses this year.

Believe me this was a huge effort and I thank everyone within Danka who worked so long and hard to achieve this.

Earlier this week we completed the new financing arrangement with GE Capital for 145 million in term and revolver debt that together with the proceeds of the sale of Europe will be used to repay our existing debt and enhance working capital.

We’re still working through the final numbers but at a high level we will be using approximately 150 million from the European sale together with 105 million of new term loan to payoff the outstanding bonds.

Before I get into the details of the numbers I’d like to point out the tremendous progress we have made in the operations of the company.

Comparing our 2007 results to 2006 you will see that on reduced revenue of 72 million we improved our adjusted operating earnings from continuing operations by $19 million. This was done by removing unprofitable business and controlling costs.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Now for our discussion on the fourth quarter and the yearend performance let’s start with the income statement.

Consolidated revenue from continuing operations for the quarter was $113.5 million up from the previous quarter by 7.5% but down by 11.2% from the prior year quarter.

On an annual basis consolidated revenues were $450.2 million down from financial year ‘06 by 13.8%.

Retail equipment, supplies, and related sales for the quarter was $52.7 million up 16.3% from the previous quarter but down 15.3% from the prior year quarter.

For the year retail equipment supplies and related sales was $200.1 million down from the prior year about $46.2 million. This decline was a combination of a reduction in sales headcount which took place in Q4 of last year and a push to move away from unprofitable business.

We have however increased our sales headcount every quarter this year in anticipation of a stronger Fiscal ‘08.

Retail services revenue was $57.7 million for the quarter, flat for both the second and third quarters but down $4.9 million from the same quarter from last – from the prior year.

This quarterly services revenue stabilization which has occurred for three consecutive quarters is a positive sign and an indicator that the effect of the migration from analog to digital is leveling off.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

On an annual basis retail services revenue was $236.1 million down $23.6 million from Fiscal Year ‘06.

Rental revenue was $3.1 million for the quarter up 6.2% from the prior quarter and up 2.1% from the same quarter last year.

On an annual basis rental revenue was $14 million down 14.6% from the prior year.

Now turning to margins, consolidated gross margin in the fourth quarter was 32.7% as compared to 33.9% last quarter and 30.9% last year.

For the year margins were 34.6% up 40 basis points from Fiscal ‘06 which is a direct result of our drive to move away from less profitable business.

This increase year-over-year was driven by more profitable rental business while our margins in hardware, supplies, and related sales as well as our services business were consistent with the prior year.

We anticipate that our margins will begin to show the benefit of our increased focus on productivity and profitability across all aspects of our business that is sales, service, administration etcetera.

Turning to operating expenses, for the quarter expenses were $40.1 million or 35.4% of total revenue as compared to $41.9 million or 40% of revenue last quarter and $54.2 million or 42.4% of total revenue for the prior year quarter.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Our goal is for operating expenses to be at approximately 33% of total revenue. We feel confident that we will get there as controlling costs is a strength of the company.

On an annual basis operating expenses were $168.7 million or 37.5% of total revenue as compared to $207 million or 39.6% of total revenue in FY ‘06.

This is a reduction of 38 million year-over-year after coming off a reduction of over 50 million in the previous year.

Interest expense was high in the fourth quarter as we accelerated amortization of the debt issue costs and accretion of the bond discount cost related to our Senior Notes due to the reclassification of the debt from long term to short term. This additional amount totaled $5.7 million.

For the year net interest expense was 33.5 million compared to 29 million last year.

Our divestitures in FY ‘07 included our Australian operations in the second quarter and our European operations in the fourth quarter which combined contributed to a $10.2 million gain on the sale as well as a $9.3 million in earnings from discontinued operations net of tax.

We actually recorded a gain of $65.9 million on the sale of Europe which was offset by the write-off of $64 million in currency translation adjustments in the remaining companies.

This resulted in a Q4 operating loss from continuing operations of 17.1 million versus the 23.3 million loss in Q4 of the prior year. For the year we had an operating loss of $29.2 million versus an $85.2 million loss in Fiscal ‘06.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Adjusted operating loss from continuing operations for the year ended March 31, 2007 amounted to 4.5 million compared to a loss of 23.2 million in 2006. This is the 19 million improvement I mentioned earlier.

Now let’s look at the balance sheet.

Net cash and restricted cash total 186.6 million as compared to 30.6 million at the prior yearend. Our increasing cash is a direct result of the selling our European operations.

Accounts receivable DSOs, Days Sales Outstanding, decreased from 38 days this last quarter to 33 days this quarter.

On a year-over-year basis the accounts receivable DSOs have improved by nine days which is a clear indication of improved customer satisfaction and shows the marked progress we have made in our billing accuracy.

Inventory levels decreased to 32.3 million from 38 million in Q3 and $37 million in the prior yearend.

Accounts payable and accrued expenses of $112.1 million increased by 4.6 million from the prior quarter and are down 28.1 million from the prior yearend as we have brought our payables more into line.

Capital expenditures were 1.6 million for the quarter as compared to 4.7 million in the prior quarter and $2.6 million in the prior year quarter.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

For the year total capital expenditures was $11.4 million versus 5.6 million in FY ‘06.

Our focus remains the restructure of the balance sheet and the improvement of the operations. And with two huge hurdles behind us mainly the sale of Europe and the refinancing of the debt, we look forward to continuing our drive to achieve these goals.

Thank you and let me hand you back to A.D.

A.D. Frazier:	Thanks Ed, good report.

As I said in my opening remarks when I spoke to you in February I introduced you to a company that was changing not only in size but in target market focus, business practice, and good market strategy.

I also introduced you to a company that was becoming more focused on customers and the quality and consistency that first rate customer service requires.

I’m pleased with the progress we’ve made but we still have far to go. Q4 was indeed our best quarter of the year in terms of hardware sales. That’s not a surprise.

We focused heavily on increasing our number of sales representatives and invested in extensive training to support a customer centric consultative selling approach.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Our headcount for direct field sales has increased 14% since the First Quarter of Fiscal 2007. And we’ve implemented a rigorous sales certification curriculum not just for new hires but for all Danka sales representatives.

This regimen and certification approach has long been associated with Danka’s world class service organization and is now being applied to the sales and support functions as well, just one example of our commitment to developing talent.

I’ve also spoken to you in the past about our commitment to building long term customer relationships and our move to a more consultative or diagnostic selling approach.

The good thing about this approach is that it allows us to fit the right solution to the customer’s needs and therefore avoids pricing pressure that goes along with being perceived as just a commodity provider.

(Services) business continues to show stability as we posted a slight up tick in service revenue from Q3.

Some additional notes related to service in the fourth quarter, our average response time and first call completions both remain within our target range.

Completed calls per day remained at the highest levels of the year. Caller machines in the field increased by 4% and caller clicks increased by 1% over the last quarter, and high volume and total clicks both remain within 1% of last quarter’s volumes.

All of this stabilization in the service business took place under the prior status quo. Understandably we’re extremely confident about the positive impact on our mobile field services initiative will have on our already strong statement of our business.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

This new technology which enables the field organization to have unparalleled access to customer account information and real time spare parts availability and equipment service history all within the power of a handheld device revolutionized our service delivery.

We expect to be fully implemented nationwide by the end of the current quarter, another example of the value we bring to the customer relationship.

As a core element of customer satisfaction improving our billing accuracy was a major initiative undertaken by both the field and support functions, and I commend those, all of those people who worked throughout the fiscal year to remediate this weakness.

At the beginning of the year we were collecting 87 Cents on the dollar. We’ve now moved that to 91 Cents on the dollar with a goal of 95 Cents on the dollar, quite dramatic progress in barely a year.

What Ed and I just discussed highlights the great work by our team over the past 12 months or so. The group has embraced the mission and work like mad to get things done.

But the past is already in our rearview mirror. We still have much more to do to make Fiscal 2008 a success for our customers, vendors, employees, and importantly our shareholders.

There are some unique opportunities in front of us given some of the recent consolidations that have taken place in our industry.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

We’re now in a position both financially and operationally to take advantage of these changes.

In the weeks and months ahead you’ll see additional signs of progress we’re making. Look for Danka to embrace significant new vendor relationships that will further enhance our go-to-market strategies.

Also look for new customer wins. Wins that delineate the difference in our high value-added solutions oriented approach that we bring to the market.

And look for us to further develop relationships with the emerging decision maker and the increasingly sophisticated office solutions field to Chief (Information) Officer.

On a personal note I thank you for your support over the course of the past year. It has not always been easy but the course is clear.

And I remain confident in the ability of Danka organization to execute our strategy and achieve our goals.

As many of you know I believe in the future of Danka. In May of this year I agreed to extend my term as Chairman and CEO for an additional two years behind my original three year term.

I thank the Board for their confidence in me. I thank them too for their support of the entire Danka family.

I never cease to be amazed by the dedication, enthusiasm, and pure will of our employees to forge a new and successful Danka.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

For all of you who are employees who are listening I thank you each and every one.

I’ll end by sharing with you an excerpt from the note we sent to all Danka employees following our announcement of the refinancing agreement. I believe this best illustrates the tenure and commitment to the new Danka.

As we said this agreement will immediately strengthen the company’s financial position and provide the financial flexibility to continue building a world class enterprise.

More importantly it will enable us to compete for and win business be it additional opportunities with existing customers or new opportunities with prospects in an environment no longer polluted with the rumors and innuendos so casually thrown about by some of our competitors.

Let there be no doubt the Danka transformation continues. The find a way spirit that has so well defined our individual and collective accomplishments during the past year is alive and well.

Now more than ever I have great confidence in the ability of our company, our leadership, and all of our people to achieve great things in FY ‘08.

And with that I’ll stop and we will turn the meeting over to questions.

Operator:	At this time I would like to remind everyone in order to ask a question press star then the number 1 on your telephone keypad.

Again that is star then the number 1 on your telephone keypad.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Your first question comes from Bob Evans.

Bob Evans:	Good morning everyone.

A.D. Frazier:	Good morning Bob.

Ed Quibell:	Good morning Bob.

Bob Evans:	Can you first comment, A.D., it’s been a long time since Danka’s been able to grow; are we finally at a point now where the – where we should perhaps see growth in the company and could you elaborate if so as to why?

A.D. Frazier:	I think we’ll see growth in 2008, FY 2008.

The press release report is that we put in place some sales disciplines as I’ve told you in prior calls and we’ve now trained our managers and our sales staff to focus on the selected target markets we’ve identified. We still have work to do to make that really functional throughout the company.

But the most important difference is the fact that we started FY ‘07 with less than 400 salespeople and we’re now up to almost 450 salespeople.

So we’ve added systematically and trained a significant portion of new people mostly in the second half of last year and the full year’s impact of that we think will be significant.

Bob Evans:	And...

A.D. Frazier:	(Unintelligible).

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Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Bob Evans:	I was going to say, how many more? Are you at where you need to be on the sales force side?

A.D. Frazier:	I’m satisfied that we’re at the number we want to be. We’re going to continue to grow. We’re probably actually going to open a couple new branches in FY 2008 in some markets that previously we had thought about abandoning.

And now with the quality of work that’s going on we’re seeing some very positive results.

We also saw a significant improvement in high volume which is a very profitable business for us and we’re starting to sell significantly more color which was 25% of our placements in Q4 versus 14% prior.

So our people are better trained. Our go-to-market strategy is more focused. And we’ve eliminated some unprofitable business. We wrote off two businesses in the first quarter I came here.

And we appreciate Lexmark support of us exiting the servicing of their business which we finished up in May and we were losing significant amounts of money on that so all those things taken together plus improvements in billing accuracy and customer satisfaction lead me to believe that we’ll have positive results in the year ahead.

Bob Evans:	Okay. And it sounds like you’ve got some vendor relationships that may expand. That would help growth as well.

A.D. Frazier:	Well, yeah, you know, Cannon has come out with a new color product which we will obviously sell. There are some other things that we’ll announce later on that are positive impacts on us and reflect I believe in our relationship with our vendors I’ve met with all of our major vendors in the last 30 days. I have not witnessed any greater level of commitment to Danka than I have in the last month or so.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

They look at us as a very important vendor channel for them to supplement what they’re doing directly. And they’re committed to our success just as much as we are.

Bob Evans:	Okay. Thanks. And as it relates to the cost side of the business and frankly SG&A, how should – is there still more room to reduce costs? How should we view kind of the Q4 SG&A level?

Can we see that number continuing to decline or how should we view that?

A.D. Frazier:	I think you should view everything we’ve done this past year, we took $40 million or so out of the expense account.

We have just and our managers including particularly our regional presidents have managed very successfully to keep costs and revenue in balance.

And as we increase revenue obviously we’re going to need to increase people to look after it.

But to the extent that there are markets where we’re not as successful then we’ll take the costs out there.

The big whacks if you please, w-h-a-c-k-s, are pretty much – are behind us period.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Bob Evans:	Okay. How about on the margin side? Is there an ability to grow margins through productivity or technology?

A.D. Frazier:	Well, yeah, I mentioned that briefly in my remarks. We have a service staff that is really pretty doggone good.

And we’ve right sized that to deal with the level of equipment and the degree of service required in the fleet that we now service.

What we’ll be adding this year however is some technology that while not unique to Danka is certainly something we have not had before and that is what we call mobile field services which is software and piece of hardware that’s aimed at giving our service technicians visibility to a lot more things and make them more productive.

So we like to think that their ability to spend more time working and less time traveling will improve.

Bob Evans:	Okay. And a couple of detail items for Ed. Ed what should we view CAPEX for upcoming Fiscal ‘08?

Edward Quibell:	You know we’ve been running CAPEX at around I think last year was like 11 million. I don’t expect it to be that high so, you know it’s running around 2.5 a quarter.

Bob Evans:	Okay, because the previous...

Edward Quibell:	I think that’s pretty consistent.

Bob Evans:	The previous year though was only 5.5 if I’m not mistaken.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

So is that...

Edward Quibell:	Yeah, there’s two elements of CAPEX. Part of it is some additional rental and part of it is internal use. It’s a like a 60/40 split there. I would like to see us continue to do some rental because it is profitable business for us if we can.

Bob Evans:	If you go to just pure CAPEX non-rental. I’m just trying to figure out what your maintenance CAPEX is.

Edward Quibell:	It’s running at about 40% of that number.

Bob Evans:	Okay. And okay and the cash position, once you kind of post the new debt deal, so you’ve got a hundred twenty million of debt, just trying to get a general sense of how much cash you would have on the balance sheet.

Edward Quibell:	Well, you know, it’s still a bit of a moving target as we finalize the payment of the senior and junior bonds and accrued interest which we’ve actually given notice for and hope to have all that behind us by the end of July.

There is still some monies due to us on the sale of Europe and the holdback of which cost adjustment which we should be receiving shortly. There is still an escrow number out there which we’ll get over the next couple of years. Plus the – we’ve got the term loan money.

So we’ve looked at our cash going forward and as I say its still a moving target that with the revolver availability we feel very good comfortable. We’re okay going forward.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Bob Evans:	Okay, can you give us any sense of a ballpark number? I’m just trying to figure out what that net debt might be.

Edward Quibell:	No. The revolver is 40 million.

Bob Evans:	Oh, okay. But I was wondering how much cash. You’re getting a hundred twenty million of debt but I assume you’ll have some cash on the balance sheet net/net.

I’m just trying...

Edward Quibell:	No, one or two million. Basically under the new arrangement we’ll be sweeping everything back into the revolver.

Bob Evans:	Okay. So as you generate cash you’ll just pay down the revolver.

Edward Quibell:	Exactly.

Bob Evans:	Okay. And how much ballpark is due to you from the holdback and so forth?

Edward Quibell:	That’s 30 million.

Bob Evans:	So you still have another 30 million coming in.

Edward Quibell:	Yes.

Bob Evans:	Okay. That’s helpful. And okay.

And then also as it relates to the pick and I know we’ve had this conversation before but and I think there’s been some misperception in terms of if this – if the pick go to term in 2010 my understanding is that there’s no, you know, forced payment there in terms of, you know, that they could only be paid on excess cash flows, you know, from – you know, that would be otherwise paid as a dividend.

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Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

So I just want to be able to clarify in 2010 what might happen if there was no resolution on the pick by then.

Edward Quibell:	Yeah, I mean there – as you know it’s a very complex arrangement with a complex agreement.

And in our 10K every year we do under the heading other financing arrangements give about a page and a half of detail of basically how it works and where it goes and what happens.

And I suggest that you look at the 10K. You can look at last year’s or this year’s which we’ll be filing later this week.

Basically does describe exactly how, when, and where and what we can use to pay that off.

Bob Evans:	But is it a fair statement that the – you would have – that the pick could be extended years beyond 2010 depending on what your cash flows are?

Edward Quibell:	Yeah, I think the statement we make is that under English company law requires that participating shares be redeemed only out of accumulated realized profits.

Bob Evans:	And that’s…

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Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Edward Quibell:	And there are naturally some restrictions on that as well but it’s probably best to look at the actual wording (sell bonds) and too much time here.

Bob Evans:	Sure. And that’s after losses have been made up, is that correct?

Edward Quibell:	Normally yes, because it’s accumulated.

Bob Evans:	Sure. Okay. And finally, you know, there are other companies in your industry that have been able to generate, you know, EBITDA margins, you know, 10% or greater.

Is there anything structurally different in your business that shouldn’t allow Danka to do that at some point in the future?

Edward Quibell:	Well, you know, we’re not going to go there on this call.

But we are making huge progress and we’re confident that we’ll continue to make progress as we go forward and feel that our strategies the right strategy to turn this company around and move it into a profitable position.

Bob Evans:	Okay. Thank you.

A.D. Frazier:	Thanks Bob.

Operator:	Your next question comes from Hector Forsythe.

Hector Forsythe:	Good morning gentlemen.

A.D. Frazier:	Good afternoon Hector.

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Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Hector Forsythe:	Thank you. A quick question really. In terms of the business there’s enormous change over the last year.

And delighted to hear that you’ve now settled with the Sales T, you’ve got the number that you wanted 400. I’m very impressed with the investment that you have made in those guys. So that’s great.

But in terms of the business portfolio you have today are there any changes that you envision over the coming few months you’re making in that whether it’s in segments of the market you address or local geographies that you want to enhance or pull back from?

A.D. Frazier:	Let me try a stab at that. We have a business plan that calls for us to sell into the small to medium size enterprise market almost exclusively.

We have a couple of sort of what I’ll call national accounts but it’s an area where we intend to sustain what we have but not to try to grow particularly in that segment.

We found that there’s plenty of business to do in the small to medium size enterprise and the approach we’ve taken which is to empower the local market representatives to make decisions and give them all the tools they need to serve their customers including oversight of service, delivery, install and so forth.

And the tools to measure progress with that is right exactly on what that market demands.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

We have firmly established ourselves as a multi vendor provider with in addition to our strong position with Cannon we have developed a strong position with Toshiba in selected markets.

And we are – have been very successful with Kodak in the high volume arena all across the country.

We’re in 55 major markets and we like those. There are a couple of branches we may add in markets that we’ve previously considered abandoning in the Carolinas and eastern Virginia.

There are customers that we’re going to go after who like Cannon and Toshiba equipment that Global may be at risk for if we’re successful. But it’s they like that equipment; they’ll like us we hope.

So all of those are things that are basically implementation of plans that we had, I don’t expect that we’ll want to walk away from any geographies. We have walked away from some business that was outside our territorial limits of about 75 miles from the city center in each of our markets. That discipline has served us well.

We like our business plan. We like our strategy. We like the (services) we’re focusing on.

And when we get our people fully trained up the way we want them to be trained then we’ll see just how well we can sell diagnostically and use the customer centric approaches that we’ve installed and we’ll see where it goes from there. I think we’ll be successful.

Hector Forsythe:	Okay. Thank you very much.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

A.D. Frazier:	Thanks Hector.

Operator:	Your next question comes from Matt Campbell.

Matt Campbell:	Good morning gentlemen.

A.D. Frazier:	Hi Matt. How are you?

Matt Campbell:	I’m well. Thank you. Hey, you had mentioned that you’ve gone from 400 salespeople to 450 salespeople. Is that correct?

A.D. Frazier:	No, we went from 374 to 436 to be precise.

Matt Campbell:	Okay. And where do you intend to get that number to?

A.D. Frazier:	Well as we’ve put a discipline in place that says we’re limiting the additional salespeople to markets where we can afford to add them.

Last year I knew that we didn’t have enough people and we were way out of line. We were out of line by 50, 60 people.

And so we were willing to be cash flow or the sales contribution negative last year in order to fund the growth that we knew we had to have.

And this year we’ve got the right number of people for the business that we’re focused on.

And as certain markets grow beyond that then we’re going to add more people. It’s a little bit of a feed the winners and starve the losers.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Matt Campbell:	And the retention, your sales force retention. What is that running today versus a year ago?

A.D. Frazier:	Well it’s – the last quarter we had about a 6% turnover.

But I think, you know, most sales forces are, you know, 25 to 35% turnover. We’ll be within that ballpark range maybe better than the 30% because of the training and the investment we’re making in our people. We want them to be successful.

And we’re going to help them be successful as opposed to just throwing them in the deep water, see if they can swim.

So we’re anxious. Once we’ve got them trained up to keep them.

And once we get them certified we give them an increase in salary so there’s some incentive for them to stick with us.

Matt Campbell:	Okay. And I understand; I like the comment about having your hands tied behind your back when dealing with competition.

And now that you are able to throw some punches too, do you believe that – is there an opportunity with the Xerox acquisition maybe some people’s eyes on the ball that you’ll be able to gain some market share now?

A.D. Frazier:	Well Matt let me ask you this. If you were us wouldn’t you want – I mean let me put – I don’t want to ask this rhetorical question.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

If a customer likes Cannon equipment or likes Toshiba equipment which is what we sell and service very, very well, you know, we want to give them an opportunity to keep that and keep those relationships and keep that equipment that they are happy with if they are.

So yeah, there may be some opportunity there. I mean Global is one very, very or has been a very, very fine company and frankly we’ve taken a couple of pages out of their play book in terms of how we designed our go-to-market strategy.

So the fact that they are acquired now was – is a change in the marketplace. And change in the marketplace inevitably brings some churn.

Matt Campbell:	Got it. And then the implementation of this service, I guess its service optimization software.

Is that – that’s included in the CAPEX figures that you guys have thrown out.

A.D. Frazier:	Yeah, this thing cost us about 3.5 to $4 million over three years. We got off to one start and then we had to – we found it was a false start. And we came back and we started it again.

I decided we needed to significantly upgrade the service technology and delivery about this time last year, maybe May.

And we commissioned our Operations Team who’ve done a very fine job by the way to go find what the industry best practices were. And we did.

And we found a company that builds the piece of hardware that you can carry around with you if you’re a service tech and walk around with.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

And then we assisted the software company in building a unique application set that gives our service techs probably more flexibility than any other service techs in the industry in terms of knowing where the parts, knowing where – what the machine history is. And all the information they need to be more likely to have first call resolution than they ever have been in the past.

So we like to think that coupled with the discipline in sales is going to reduce travel times, increase the number of calls per day which we’ve already seen go up from three to three and a half calls per day which is below what others in the industry are doing so we know we can improve on that.

Matt Campbell:	Great. But that service, that software is fully implemented now.

A.D. Frazier:	No. It’s just getting started. That’s what I’m saying. We haven’t seen the impact of that yet.

Matt Campbell:	Okay. Well great. Thanks very much.

A.D. Frazier:	All right.

Edward Quibell:	Thanks Matt.

Operator:	Your next question comes from John Bossler.

John Bossler:	Yes, gentlemen. Going to the SG&A line, A.D. where do you view that number at on SG&A? Do you look at that if you want to see those a percentage of sales be a certain number, where do we start to get some leverage off of that with growth coming in? What’s the right size on that?

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Edward Quibell:	Yeah, I think in my comments John I mentioned that target is to get that down to 33%. It’s sitting at about 35 now.

So, you know, and is that the bottom? Probably not, we’ll have to see how (time) works out.

John Bossler:	Okay. So 33% would be the goal to get that at that level and then maybe get some leverage going forward with higher growth.

Edward Quibell:	Yes.

John Bossler:	Okay. And when all is said and done on the balance sheet with debt, what are we looking at after, you know, everything is all closed up and everything’s paid off? What should we be seeing as total debt on the balance sheet then?

Edward Quibell:	You’ll see a hundred and five million term loan which is the 60 and the 45, the two tranches.

And then you’ll just see a revolver which will go up and down like a revolver always has but that’s going to be the only debt on the balance sheet.

John Bossler:	Okay, very good. Thank you.

A.D. Frazier:	And John more importantly you’re going to see our interest expense go from over $7 million a quarter to under $3 million a quarter.

John Bossler:	Okay.

A.D. Frazier:	That makes all the difference in the world.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

John Bossler:	Absolutely.

A.D. Frazier:	Thanks John.

Operator:	Your next question comes from the line of Dave Wigdale.

Dave Wigdale:	Hi. Just a quick question, with the Global Imaging acquisition have you been either making an effort to bring over some of those folks?

And how have you found the competitive landscape in the middle of the transaction there?

A.D. Frazier:	Well I wouldn’t say we’ve gone after people. What I would say is that, you know, this industry has very few secrets.

And people who are uncertain about the future of an organization will tend to look after themselves first and foremost. We’ve seen that happen at Danka.

And we’ve lost people because over the past several years they’ve really been concerned, worried about what’s going to happen to the company, what’s going to happen to my job. And could I – should I go do something differently because, you know, these guys may not make it, and all that business.

What we’ve tried to do is to give them confidence that there is a positive outlook for Danka. And now in fact there is a positive outlook for Danka.

And settling the debt issues probably given more stability to the balance sheet and more certainty to the future than people have had right here in a long time.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

If you’re involved in any kind of an acquisition it always raises the issue of what does this mean for me if you’re an individual.

And I’m sure that there’s been some uncertainties raised because of that and probably some uncertainty in the minds of customers.

What I regret is that over the past year that I’ve been here I’ve seen some of our competitors use our financial condition to sell against us.

And I’ll admit that. And now we’ve taken that sort of nasty opportunity away from them and we think that we don’t – we will never sell dirty and we don’t like those who do.

And so all of those changes that come about are positive for us, you know the customers are going to wonder what happens in an acquisition and now in our case our customers are going to be more satisfied than ever that we’re more stable than ever. And you get the point.

So it’s just a period of change and we’ll see some changes as a result of that.

Operator:	Okay, your next question comes from Rasmus Hinz.

Rasmus Hinz:	Yes, good morning. It’s Rasmus Hinz from Bank of America.

A.D. Frazier:	Hi Rasmus.

Rasmus Hinz:	Yeah, hi there. Congratulations on the refinancing.

I just had – I think you answered my question actually already. What is the exact timing on the takeout of the bond?

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Edward Quibell:	We’ve actually given notice and they...

Rasmus Hinz:	Oh, okay.

Edward Quibell:	And it will happen before the end of July. I think it’s like the 26th or 27th of July.

Rasmus Hinz:	Okay. And that means one of 5.5 on the seniors and par on the (stock), right?

Edward Quibell:	Well that’s what the call is, yes.

Rasmus Hinz:	Yeah, okay, cool. Okay, great. Thank you very much for that and all the best.

Rasmus Hinz:	Thank you Rasmus.

Operator:	Your next question comes from Chris Sargent.

Chris Sargent:	Good morning gentlemen.

A.D. Frazier:	Hi Chris.

Chris Sargent:	Hi, good morning. Congratulations on the sequential. It looks like sequential quarterly improvement.

I know A.D. it’s terribly important to fix that balance sheet and you’ve done that.

Your competitors can still probably say you’re – yeah, but they’re losing money.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

When you said earlier that you looked for positive results “In the year ahead,” can that be construed to mean positive cash flow, earnings, either of those in the year ahead?

A.D. Frazier:	Well yes and yes.

Chris Sargent:	Oh good, okay. Because that removes the final arguments that your competition has I think.

A.D. Frazier:	Well you know they don’t really have an argument in the first place and I get the hair on the back of my neck stands up when I think about people selling dirty. I wish they’d sell on functionality and features and the quality of their service and let us compete head up.

But we’re going to – we’re taking away the ability of the others to knock us down and in so doing I think you’re going to see us become a lot more aggressive in the selling side.

Chris Sargent:	I’m sure. And I think that now that these balance sheet improvements have been accomplished I’m sure it’ll remove a tremendous drag on management time.

A.D. Frazier:	Well yeah, you know, we still – keep in mind that when we started this, when I came here in March of last year, we had – we were confronted with the Senior Notes that had to be dealt with before the Subordinated Notes could be dealt with and Subordinated Notes are going to come due next year.

So we had this year has involved a lot of work. I think there are a lot of people who didn’t think we could sell Europe and certainly sell it for the price we sold it for which until the Global deal was the highest multiple of trailing EBITDA in this industry recently.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

And then there was probably just as high misgivings about the ability to refinance the stuff. And we did that.

And then there was probably just as high misgivings about the ability to clear up the remaining material weakness which was billing related and we fixed that.

And I think those who think this company can’t change and improve going to have another thought coming.

Chris Sargent:	Yes.

A.D. Frazier:	But we’ve made a lot of progress in the past year. While all that was going on you talk about management time.

There was a wholesale change in the operation of this business from the standpoint of customer service, improving accuracy, billing accuracy, collections processing, automating manual processes, reducing our outsource expenses, a whole series of operational things that including hiring and training half of our sales force, current sales force that, you know, we’ll have a chance to see the benefits of in the coming years.

So we’re looking forward to the year ahead.

Chris Sargent:	Yes. Congratulations, good luck going forward.

Ed Quibell:	Thanks Chris.

DANKA

Moderator: Doug Pray

06-27-07/9:00 am CT

Confirmation # 4651644

Operator I think we’ve got time for one more call.

Operator:	Okay, again to ask a question press star and the number 1 on your telephone keypad.

A.D. Frazier:	Well if we don’t have any more questions, we thank you for your interest.

And for any of our employees who are on the call we’re proud of you.

And we thank you as shareholders for your interest in the company.

And Ed will be available from time to time when you need him.

Please read the press release carefully and then stay tuned. Hold this spot for future developments as we try to go through the year ahead.

Thank you very much.

Good-bye.

Operator:	This concludes today’s conference call.

You may now disconnect.

END